Exhibit 15.4

Boqii Holding Limited

Building 9, No. 388, Shengrong Road

Pudong New District, Shanghai 201210

People’s Republic of China

July 25, 2023

VIA EDGAR

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Boqii Holding Limited

Submission under the Item 16I(a) of Form 20-F

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, Boqii Holding Limited (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

In August 2022, the Company was conclusively identified by the SEC as a Commission Identified Issuer pursuant to the HFCAA because it filed an annual report on Form 20-F for the year ended March 31, 2022 with the SEC with an audit report issued by PricewaterhouseCoopers Zhong Tian LLP, a registered public accounting firm retained by the Company, for the preparation of the audit report on the Company’s financial statements included therein. PricewaterhouseCoopers Zhong Tian LLP is a registered public accounting firm headquartered in mainland China, a foreign jurisdiction where the Public Company Accounting Oversight Board (the “PCAOB”) determined that it had been unable to inspect or investigate completely registered public accounting firms headquartered there until December 2022 when the PCAOB vacated its previous determination.

To the Company’s best knowledge and based on an examination of the Company’s register of members and public filings made by the Company’s shareholders, including reports of beneficial ownership on Schedule 13G, and where applicable, the amendments thereto, as well as inquiries to the relevant shareholders by the Company, (i) other than the following entities, no other person beneficially owned 5% or more of the Company’s outstanding shares, as of March 31, 2023; and (ii) except CMB, the Company is not aware of any of the following entities being owned or controlled by a governmental entity in mainland China as of the date of this submission:

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Merchant Tycoon Limited. Merchant Tycoon Limited, a limited liability company incorporated under the laws of the British Virgin Islands, beneficially owned 18.4% of the Company’s total outstanding shares and held 81.9% of the Company’s aggregating voting power as of March 31, 2023. Each of the Company’s co-founders, namely Hao (Louis) Liang and Yingzhi (Lisa) Tang, as well as a former director of the Company, holds 63.77%, 33.33% and 2.9% of the equity interest in Merchant Tycoon Limited, respectively. To the best knowledge of the Company, none of the co-founders or the former director is controlled by or affiliated with any governmental entity in mainland China.

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CMB. China Merchants Bank Co., Limited, through several affiliates, beneficially owned 10.3% of the Company’s total outstanding shares and held 2.3% of the Company’s aggregating voting power as of March 31, 2023. China Merchants Bank Co., Limited is a company incorporated in Hong Kong and listed on the Hong Kong Stock Exchange. Based on public disclosure of China Merchants Bank Co., Limited, as of December 31, 2022, an aggregate of more than 35% of its shares were held by several state-owned legal persons in China.

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Apsaras Legend Limited. Apsaras Legend Limited, a limited liability company incorporated under the laws of the British Virgin Islands, beneficially owned 7.2% of the Company’s total outstanding shares and held 1.6% of the Company’s aggregating voting power as of March 31, 2023. Apsaras Legend Limited is ultimately controlled by Fengjin Jiang. To the best knowledge of the Company, such individual is not controlled by or affiliated with any governmental entity in mainland China.

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Raumier Limited. Raumier Limited, a limited liability company incorporated under the Companies (Jersey) Laws, beneficially owned 6.8% of the Company’s total outstanding shares and held 1.5% of the Company’s aggregating voting power as of March 31, 2023. The shares in Raumier Limited are owned of record 50% by Premier Circle Limited and 50% by Second Circle Limited; however, Premier Circle Limited and Second Circle Limited are the record owners of such shares in Raumier Limited solely as nominee and in trust for Brunei Investment Agency, which is the sole beneficial owner of such shares. To the best knowledge of the Company, the Brunei Investment Agency is controlled by or affiliated with the government of Brunei.

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Chong Li’s entities. Chong Li’s entities refer to Perfect Deal Global Limited, a limited liability company incorporated under the laws of the British Virgin Islands and DL Capital Holding Limited, a limited liability company incorporated under the laws of the British Virgin Islands. Chong Li’s entities beneficially owned 6.5% of the Company’s total outstanding shares and held 1.4% of the Company’s aggregating voting power as of March 31, 2023. Chong Li holds 100.0% equity interest in each of Chong Li’s entities. To the best knowledge of the Company, such individual is not controlled by or affiliated with any governmental entity in mainland China.

Please refer to “Item 6.E. Directors, Senior Management and Employees—E. Share Ownership” of the Company’s annual report on Form 20-F for the fiscal year ended March 31, 2023 for more details.

Based on the foregoing, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to control the ownership or management of the Company.

The Company has not relied upon any legal opinions or third-party certifications, such as affidavits, as the basis for this submission under the Item 16I(a) of Form 20-F.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact our outside legal counsel, Li He, Davis Polk & Wardwell, at (852) 2533-3386 and Kevin Zhang, Davis Polk & Wardwell, at (852) 2533-3384.

[Signature Page to Follow]

Very truly yours,

/s/ Hao Liang
Name: Hao Liang
Title: Chief Executive Officer

cc:

Yingzhi (Lisa) Tang, Chief Financial Officer

Li He, Davis Polk & Wardwell LLP

Kevin Zhang, Davis Polk & Wardwell LLP